Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

NOTICE: READ BEFORE YOU SIGN!
This agreement contains a RELEASE. We advise that you consult an ATTORNEY.
     THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (“Agreement”) is made and entered into by and between Robert F. Bernstock (“Employee”) and The Scotts Company LLC (“Company”), in its own behalf and as successor to The Scotts Company;
     WHEREAS, Employee’s last day of employment with Company was September 12, 2006 (the “Termination Date”);
     WHEREAS, Employee and Company wish to enter into an agreement providing for an orderly separation of Employee’s employment with Company and providing for severance pay and additional consideration for Employee to which Employee is not otherwise entitled;
     WHEREAS, Employee and Company are parties to an Employment Agreement and Covenant Not to Compete, effective October 1, 2004, as subsequently amended (the “Employment Agreement”), which sets forth various forms of compensation payable by Company to Employee in the event Employee’s employment with Company is terminated (the “Severance Compensation”);
     WHEREAS, this Agreement incorporates and enhances the Severance Compensation payable to Employee, in addition to providing additional consideration to both Employee and Company;
     WHEREAS, Employee and Company have agreed, in the February 9, 2006 Third Amendment to the Employment Agreement, to administer the Employment Agreement in a manner reasonably expected to avoid any penalties under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and
     WHEREAS, Employee and Company agree that the terms of this Agreement are reasonably expected to avoid any penalties under Section 409A and further agree that the timing of payments made pursuant to this Agreement is the timing requested by Employee upon advice of his counsel, with full recognition of the provisions of Section 409A;
     NOW THEREFORE, in exchange for and in consideration of the promises and covenants contained herein, along with other good and valuable consideration, the receipt of which is expressly acknowledged hereby, the parties agree as follows:

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     1. Severance Benefits. Company agrees to provide Employee with the following (collectively, the “Severance Benefits”):
     (A) A payment in the gross amount of TWO MILLION ONE HUNDRED SEVENTY-EIGHT THOUSAND and 00/100 Dollars ( $2,178,000.00 ), representing two times the sum of Employee’s annual base salary and the Incentive Target Bonus under the Scotts Executive/Management Incentive Plan (the “Incentive Plan”) for 2006 (the “Lump Sum Payment”). This Lump Sum Payment shall be made on the first business day following the Effective Date, as defined below, less applicable withholding and deductions required by federal, state, and local taxing authorities.
     (B) A payment of the amount of the Incentive Target Bonus which Employee would have earned for 2006, under the terms of the Incentive Plan, pro-rated to the Termination Date (the “2006 Incentive Payment”). The amount of the 2006 Incentive Payment will be calculated consistent with the incentive metrics established at the beginning of 2006 for the Employee. The payment shall be sent in a lump sum on the first business day following the Effective Date, as defined below, less applicable withholding and deductions required by federal, state, and local taxing authorities.
     (C) Upon the Termination Date, all of Employee’s unvested equity grants (including Nonqualified Stock Options, restricted stock and stock appreciation rights) vested immediately. Employee will have the shorter of December 11, 2006, or the expiration of a specific grant, to exercise Employee’s options and stock appreciation rights. Notwithstanding the foregoing, in the event of a major corporate event, Employee’s options shall be treated in the same manner as all other Scotts associates. Also, all shares of restricted stock and any undistributed dividends (currently estimated to be $35,300) associated with those shares will be distributed to Employee on the first business day following the Effective Date, as defined below.
     (D) A payment representing the balance of Employee’s Executive Retirement Plan account (the “Executive Retirement Plan Payment”). The Executive Retirement Plan Payment shall be made on or within three days after March 12, 2007, less applicable withholding and deductions required by federal, state, and local taxing authorities.
     (E) Payment of any benefit to which Employee is entitled under any other non-qualified Scotts plan shall be paid out in accordance with Employee’s previous elections. Any such payments shall be made on or within three days after March 12, 2007, less applicable withholding and deductions required by federal, state, and local taxing authorities, or in accordance with the terms of any such plans, whichever is later.

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     (F) For so long as Employee is eligible, but for no longer than 24 months after the Termination Date, Employee shall be entitled to elect and receive COBRA coverage at his own expense. For the first 18 months of said COBRA coverage, Employee’s cost shall be at regular COBRA rates. For the final six months of said COBRA coverage, Employee’s cost shall be 150% of the regular COBRA rates. On the first business day following the Effective Date, as defined below, Company will pay to the Employee a gross amount equal to $19,312.13, net of applicable withholding and deductions required by federal, state and local taxing authorities, in mitigation of these costs; Employee will be solely responsible for paying the balance of the COBRA costs.
     (G) Company shall maintain, through September 12, 2011, Directors and Officers Liability Insurance covering the Employee (or the Employee’s estate, if the Employee is deceased or incompetent), which provides coverage at least as favorable to the Employee (or the Employee’s estate, if the Employee is deceased or incompetent), as coverage under Company’s policy in effect on the Termination Date, and which coverage shall be increased from time to time in such amounts as Company may determine to be appropriate in light of Company’s operations.
     (H) On or about November 7, 2006, Company issued and Employee accepted 5,000 shares of Company’s common stock in full satisfaction of the Performance Shares award granted pursuant to (and subject to the terms of) an award agreement between Company and Employee dated December 9, 2005 and as consideration for this Agreement. If Employee signs this Agreement (and does not exercise his right of revocation under section 5), Company will not seek the return of those shares
     (I) The Severance Benefits described herein shall be the only amounts paid to Employee by or on behalf of Company, and no interest on any amount shall be paid. Employee otherwise acknowledges hereby the receipt of all wages and other compensation or benefits to which Employee is entitled as a result of Employee’s employment with Company through the Termination Date.
     (M) Employee will be allowed to continue to use Company’s membership at Tartan Fields through December 31, 2006 (after which period he will relinquish usage of that membership) on the condition that he has paid all dues and fees associated with that usage through December 31, 2006. Company will reimburse Employee for any dues that he has paid for any usage of that facility for any period after December 31, 2006.

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     2. Release of Claims by Employee. Employee, on behalf of Employee and Employee’s spouse, personal representatives, administrators, minor children, heirs, assigns, wards, agents, and all other persons claiming by or through Employee, does hereby forever release and discharge Company and its respective officers, directors, shareholders, agents, employees, affiliates, subsidiaries, divisions, predecessors, successors, and assigns (the “Released Parties”) from any and all charges, claims, demands, judgments, causes of action, damages, expenses, costs, and liabilities of any kind whatsoever. Employee expressly acknowledges that the claims released by this paragraph include all rights and claims relating to Employee’s employment with Company and the termination thereof, including without limitation any claims Employee may have under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification (WARN) Act, Ohio Revised Code Chapter 4112, and any other federal, state, or local laws or regulations governing employment relationships. This release specifically and without limitation includes a release and waiver of any claims for employment discrimination, wrongful discharge, breach of contract, or promissory estoppel, and extends to all claims of every nature and kind, whether known or unknown, suspected or unsuspected, presently existing or resulting from or attributable to any act or omission of the Released Parties occurring prior to the execution of this Agreement. The release contained herein does not apply to any claim or right to benefits Employee is entitled to receive as of the Termination Date under the terms of any Company sponsored tax-qualified deferred compensation program, to Employee’s right to indemnification as described in section 5 of the Employment Agreement or to any claim or to rights or claims first arising after the Effective Date of this Agreement, nor does it apply to any claims for unemployment compensation or workers compensation benefits and does not apply to any right or claim to enforce this Agreement.
In addition to the general nature of the release set forth in the preceding paragraph, Employee specifically acknowledges that he is releasing and waiving any claims which might arise as a result of the application of Section 409A of the Internal Revenue Code of 1986, as amended, to the payments made pursuant to this Agreement, and expressly acknowledges herein that the payments and timing of payments made to him hereunder have been administered in a manner compliant with any previous agreement he has with Company and in a good faith, mutually agreed manner reasonably expected to avoid any penalties under Section 409A of the Internal Revenue Code of 1986, as amended. Employee agrees to indemnify Company for any penalties associated with any reporting obligation under Section 409A with regard to any payments made pursuant to this Agreement and with regard to any interest and penalties associated with a withholding obligation under Section 409A and for any costs and fees incurred by Company in respect of any claim made or government proceeding initiated relative to the foregoing.

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Employee agrees not to file any claim or initiate any proceeding, in law or in equity, released by this Agreement. In the event that Employee files any legal action asserting any claim released by this Agreement other than a claim under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, Employee must immediately repay to Company the Separation Pay set forth herein as a condition precedent to the maintenance of such a lawsuit, and Employee shall reimburse Company for all costs, including attorney fees, incurred in defense of any such claim or proceeding; provided, however, that the terms of this paragraph shall not permit the setting aside of this Agreement by payment of such amounts without adjudication by a court that this Agreement is otherwise invalid.
     3. Release of Claims by Scotts. Company, on behalf of itself and its affiliated entities, does hereby forever release and discharge Employee from any and all charges, claims, demands, judgments, causes of action, damages, expenses, costs, and liabilities of any kind whatsoever. Company expressly acknowledges and agrees that the claims released by this paragraph include all rights and claims relating to Employee’s employment with Company and the termination thereof. The release contained herein does not apply to any claim or rights first arising after the Effective Date of this Agreement.
     4. Knowing and Voluntary Act. Employee acknowledges and agrees that the release set forth above is a general release. Employee, having been encouraged to and having had the opportunity to be advised by counsel, expressly waives all claims for damages which exist as of this date, but of which Employee does not now know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known would materially affect Employee’s decision to enter into this Agreement. Employee further agrees that Employee accepts the Severance Benefits as a complete compromise of matters involving disputed issues of law and fact and assumes the risk that the facts and law may be other than Employee believes. Employee further acknowledges and agrees that all the terms of this Agreement shall be in all respects effective and not subject to termination or rescission by reason of any such differences in the facts or law, and that Employee provides this release voluntarily and with full knowledge and understanding of the terms hereof.
     5. Revocation Period. Employee specifically acknowledges and understands that this Agreement is intended to release and discharge any claims of Employee under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act. Employee has 21 calendar days in which to consider this Agreement and will have 7 calendar days in which to revoke Employee’s acceptance after signing this Agreement. To revoke, Employee must deliver written notice of revocation to Company’s Human Resources Department at 14111 Scottslawn Rd; Marysville, Ohio 43041. This Agreement will be effective on the eighth day after it is signed by Employee, assuming that Employee does not exercise the right of revocation described in this section (the “Effective Date”).

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     6. Non-disparagement. Company and the Employee agree not to make any statement to any third party that the statement maker could reasonably foresee would cause harm to the personal or professional reputation of the Employee or Released Parties and Company will instruct its officers and directors to adhere to the provisions of this Section.
     7. No Admission of Liability. Neither this Agreement, nor any term contained herein, may be construed as, or may be used as, an admission on the part of either party of any fault, wrongdoing, or liability whatsoever.
     8. Survivorship. Should Employee die or become totally disabled following the Termination Date but before the payments due Employee under paragraph 1 above have been made, any remaining payments shall be made to Employee (or Employee’s designated beneficiary, as applicable).
     9. Return of Property. Employee agrees to return all Company property remaining in Employee’s possession or control, including without limitation any and all equipment, documents, credit cards, hardware, software, source code, data, keys or access cards, files, or records on or before the Termination Date.
     10. Confidentiality. Employee further acknowledges and agrees that any confidentiality, nondisclosure, noncompetition, and nonsolicitation obligations to Company under any prior agreement, are not being released hereby and will specifically survive the termination of Employee’s employment and this Agreement. Employee expressly agrees to keep and maintain Company confidential information confidential, and not to use or disclose such information, directly or indirectly, without the prior written consent of Company or unless required by law or legal process. Employee agrees that the provisions of this paragraph are material terms of this Agreement.
     11. Cooperation with Litigation. Employee will cooperate fully with Company in its defense of any lawsuit filed over matters that occurred during the tenure of Employee’s employment with Company, and Employee agrees to provide full and accurate information with respect to same; Company will compensate Employee for any such service at the rate of $300.00 per hour (but no more than $1,500 per day plus reasonable costs and expenses. Employee further agrees not to assist any party in maintaining any lawsuit against any of the Released Parties, and will not provide any information to anyone concerning any of the Released Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying Company sufficiently in advance of such subpoena or court order to reasonably allow Company an opportunity to object to same. Nothing in this paragraph shall be construed to mean that Employee may not file a charge with, or from participating in any investigation of a charge conducted by, any governmental agency. Employee nevertheless understands and agrees that because of the waiver and release, he/she freely provides by signing this Agreement, he/she cannot obtain any monetary relief or recovery from Company or any Releasee in any proceeding.

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     12. Choice of Law. The validity, construction and interpretation of this Agreement shall be governed by the laws of the State of Ohio.
     13. Execution in Parts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single Agreement.
     14. No Waiver of Terms. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of any such term, covenant, or condition, nor shall any failure at any one time or more times be deemed a waiver or relinquishment at any other time or times of any right under this Agreement.
     15. Modifications. No modification or amendment of this Agreement shall be effective unless the same is in a writing duly executed by all the parties hereto.
     16. Assignment. Company may assign, in whole or in part, its rights under this Agreement, and the rights of Company hereunder shall inure to the benefit of, and the obligations of Company hereunder shall be binding upon, its successors and assigns. Employee’s rights and obligations hereunder may not be assigned.
     17. Entire Agreement. Except as otherwise set forth herein, this Agreement sets forth the entire Agreement between Company and Employee and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written, relating to the subject matter hereof, including but not limited to the Employment Agreement, except that Paragraphs 4, 5 and 6, 7(i) and 7(j) of said Employment Agreement shall survive and remain in full force and effect.
     18. Method of Acceptance. To accept, Employee must deliver a signed and dated copy hereof to Tasha Potts in Company’s Human Resources Department, 14111 Scottslawn Road, Marysville, Ohio 43041. This Agreement will not be effective or enforceable until such signed copy is received by Company as set forth herein.
     19. Method of Distribution. The amounts described in Paragraph 1(A) will be sent by wire transfer pursuant to instructions provided by Employee. The other cash payments due under this Agreement will be distributed through the U.S. Postal service and sent by first class mail, postage paid, to Employee’s residence. Any shares of stock due to Employee under this Agreement will be transferred through Merrill Lynch in the

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manner similar transfers are effected under the terms of the Company’s equity plans through which those shares are being distributed.
IN WITNESS WHEREOF, EACH OF THE UNDERSIGNED, HAVING RECEIVED ALL THE ADVICE DEEMED NECESSARY, AND HAVING CAREFULLY READ AND UNDERSTOOD THIS AGREEMENT, DOES HEREBY SIGN AND ACCEPT THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

12/01/06	/s/ Robert F. Bernstock

Date	Robert F. Bernstock

December 1, 2006	THE SCOTTS COMPANY LLC

Date

By:

	Its:	Executive Vice President, Global HR

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